                 Exhibit 99.1

Ply Gem Industries, Inc. Announces Tender Offers for Outstanding Senior Secured Notes and Senior Notes

CARY, NORTH CAROLINA, January 10, 2014-Ply Gem Industries, Inc. (“Ply Gem” or the “Company” (NYSE: PGEM)), a wholly-owned subsidiary of Ply Gem Holdings, Inc. (“Ply Gem Holdings”), today announced that it has commenced cash tender offers for any and all of its outstanding 8.25% Senior Secured Notes due 2018 (CUSIP Nos. 729416AQ0, 729416AR8 and U7264EAG7) (the “8.25% Notes”) and any and all of its outstanding 9.375% Senior Notes due 2017 (CUSIP No. 729416AV9) (the “9.375% Notes” and, together with the 8.25% Notes, the “Notes”). The terms and conditions of the tender offers are described in an Offer to Purchase, dated January 10, 2014, and a related Letter of Transmittal, which are being sent to holders of the Notes.

CUSIP Numbers	Title of Security	Aggregate Principal Amount Outstanding	Late Consideration[1]	Early Tender Premium[1]	Total Consideration[1]
729416AQ0, 729416AR8 and U7264EAG7	8.25% Senior Secured Notes due 2018	$756,000,000	$1,037.50	$30.00	$1,067.50
729416AV9	9.375% Senior Notes due 2017	$96,000,000	$1,078.36	$30.00	$1,108.36

(1)    Per $1,000 principal amount of Notes accepted for purchase.
Holders of Notes must validly tender and not validly withdraw their Notes on or before 12:00 midnight, New York City time, on January 24, 2014, unless extended (such date and time for each tender offer, as the same may be extended, the “Early Tender Date”) in order to be eligible to receive the applicable Total Consideration for such Notes. Holders of Notes who validly tender their Notes after the applicable Early Tender Date and on or before the applicable Expiration Date (as defined below) will be eligible to receive only the applicable Late Consideration for such Notes, which is equal to the applicable Total Consideration minus the applicable Early Tender Premium. In addition to the applicable Total Consideration or Late Consideration, holders whose Notes are accepted for purchase in the tender offers will receive accrued and unpaid interest up to, but not including, the applicable settlement date. Ply Gem may elect to accept for purchase prior to the expiration of either tender offer or both tender offers all Notes validly tendered on or before the applicable Early Tender Date. It is anticipated that the settlement date for Notes validly tendered on or before the Early Tender Date for each tender offer will be January 30, 2014, if Ply Gem elects to accept such Notes for purchase prior to the expiration of either tender offer or both tender offers.
Each tender offer will expire at 12:00 midnight, New York City time, on February 7, 2014, unless extended (such date and time for each tender offer, as the same may be extended, the “Expiration Date”). As set forth in the Offer to Purchase, validly tendered Notes may be validly withdrawn at any time on or before 12:00 midnight, New York City time, on January 24, 2014, unless extended for the related tender offer. The consummation of the tender offers is not conditioned upon any minimum amount of Notes being tendered but is conditioned upon the satisfaction or waiver of the conditions set forth in the Offer to Purchase, including the condition that the Company have completed one or more debt financings on terms and conditions satisfactory to the Company yielding sufficient net cash proceeds to fund the aggregate Total Consideration for the tender offers. Each tender offer is being made independently of the other tender offer and neither tender offer is conditioned upon the completion of, or the satisfaction of any condition solely with respect to, the other tender offer. Ply Gem reserves the right to terminate, withdraw or amend each tender offer independently of the other tender offer at any time and from time to time, as described in the Offer to Purchase.

Ply Gem’s obligations to accept any Notes tendered and to pay the applicable Total Consideration or Late Consideration for them are set forth solely in the Offer to Purchase and the related Letter of Transmittal. This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes. The tender offers are made only by, and pursuant to the terms of, the Offer to Purchase, and the information in this press release is qualified by reference to the Offer to Purchase and the related Letter of Transmittal. Subject to applicable law, Ply Gem may amend, extend or, subject to certain conditions, terminate each tender offer or both tender offers.
If any Notes of either series remain outstanding after the consummation of the tender offers, Ply Gem currently expects to redeem such Notes in accordance with the terms and conditions set forth in the applicable indenture governing such Notes.
Credit Suisse Securities (USA) LLC is the Dealer Manager for the tender offers. Persons with questions regarding the tender offers should contact Credit Suisse Securities (USA) LLC at (212) 538-2147 (collect) or (800) 820-1653 (toll-free) (Attention: Liability Management Group). Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other related materials should be directed to D.F. King & Co., Inc., the Information Agent and Tender Agent for the tender offers, at (800) 487-4870 or plygem@dfking.com.
About Ply Gem
Ply Gem Holdings, listed on the New York Stock Exchange under the symbol PGEM and headquartered in Cary, N.C., is a leading manufacturer of exterior building products in North America. Ply Gem produces a comprehensive product line of windows and patio doors, vinyl siding, designer accents, cellular PVC trim and mouldings, fencing and composite railing, aluminum coil and related accessories, stone veneer and gutterware, used in both new construction and home repair and remodeling in the United States and Canada. Ply Gem siding brands include Mastic Home Exteriors®, Variform®, NAPCO®, Mitten®, Ply Gem® Stone, Kroy®, Cellwood®, Ply Gem® Trim, Georgia-Pacific, Durabuilt®, Richwood®, Leaf Relief®, Gutter Warrior™ and Monticello® Columns. Ply Gem windows and patio door brands include Ply Gem® Windows, Mastic® Replacement Windows, Ply Gem® Canada, Gienow® and Great Lakes® Window. The Company’s brands are sold through short-line and two-step distributors, pro dealers, home improvement dealers and big box retailers. Ply Gem employs more than 6,700 associates across North America. Visit www.plygem.com for more information.
This press release may contain certain statements that are not historical facts, including information concerning possible or assumed future results of our operations. Those statements constitute “forward-looking statements.” Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed in or implied by our forward-looking statements, including: the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic and business conditions, conditions affecting the industries we serve and our customers, the rate of sales growth, availability of labor force and efficiencies, product liability claims, our high degree of leverage and other factors discussed in Ply Gem Holdings’ news releases, public statements and/or filings with the Securities and Exchange Commission, including Ply Gem Holdings’ most recent Annual and Quarterly Reports on Form 10-K and Form 10-Q. Many of these factors are outside of the Company’s control and all of these factors are difficult or impossible to predict accurately. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:
Ply Gem Industries, Inc.
Investor Relations Contact:
investors@plygem.com
919-677-3901